Exhibit 10.17.5
CONTENT DISTRIBUTION ADDENDUM
TO
SYNACOR MASTER SERVICES AGREEMENT
     This Content Distribution Addendum (this “Addendum”) dated July 21, 2004 supplements the Master Services Agreement dated July 21, 2004 by and between Synacor, Inc. and ACC Operations, Inc., including any schedules, attachments, exhibits, addenda, amendments or riders attached thereto (collectively, the “Agreement.”) by establishing the terms and conditions by which the Parties will work together to facilitate the electronic distribution of digital content to Client’s Users. Except to the extent expressly modified herein, all of the terms and conditions of the Agreement shall apply to this Addendum. If any provision of this Addendum conflicts with a provision of the Agreement, the provision of the Agreement shall control. Capitalized terms used but not defined in this Addendum shall have the meanings ascribed to them in the Agreement.
1. Content. The content to be distributed hereunder may be obtained and provided by Synacor (the “Synacor Sourced Services”) and/or by Client (the “Client Sourced Services”). The Synacor Sourced Services and the Client Sourced Services are hereinafter referred to collectively as the “Content”. Distribution rights to the Synacor Sourced Services will be obtained by Synacor from third party content providers (each individually a “Synacor Provider” and collectively, the “Synacor Providers”) for the non-exclusive distribution by third parties including, but not limited to, Client. The Client Sourced Services will be owned by Client or licensed by Client from third party Content providers (each individually a “Client Provider” and collectively, the “Client Providers”). The Client Providers and the Synacor Providers are hereinafter referred to collectively as the “Providers”.
2. Users, Registration Pages. It is intended that the Content will be accessed by Users having an Internet access account through Client through the System described in Section 3 below. Synacor may require the use of user interfaces or other identification verification methods in order for the Users to access the Content as more fully described in the Synacor Specifications. As may be determined by the Parties and subject to revision during the Term as the Parties may determine, System web pages and/or Content will be hosted and served by Synacor, or, pursuant to Paragraph 1(a)(v) of Schedule A, by Client.
3. Content Change. Synacor will maintain a user registration and login system that is integrated with its content provisioning solution (the “System”) as set forth in the Synacor Specifications which will be used to control User access to the Content and to manage the updating and delivery of the Content to Users. Depending upon the System implementation for Client, as such may be revised during the Term by consent of the Parties, hosting and serving of Content may be provided by Client, Client Providers, Synacor and/or by Synacor Providers. Client shall notify Synacor of its decisions regarding the offering of Content through the System, in writing, and Synacor shall take all commercially reasonable steps necessary to implement any such Client decisions as soon as is reasonably practicable; provided, however, that where Client requests that any specified piece of Content be removed from the System, Synacor shall remove such title or titles from the System as expeditiously as possible, and in all events within seventy-two (72) hours after receipt of written request from Client.
4. Subscriber Billing. Subscriber billing will be the sole responsibility of Client, although Synacor shall provide to Client any and all transactional billing details and usage data necessary for Client to bill Users with respect to the transactions contemplated under the Agreement, and/or under separate Content Attachments.
5. Terms of Use. In order to complete his or her registration as a subscriber, each User will be required to electronically accept the Terms of Use, as mutually agreed upon by the Parties (the “TOU”). Prior to acceptance of the TOU, Synacor shall present each User with the opportunity to review and agree to the TOU. Synacor shall not amend, modify or otherwise change the TOU without the prior written consent of Client, which will not be unreasonably withheld or delayed; provided, however, that the terms of the TOU may be amended, modified or otherwise changed by Synacor as necessary to comply with the requirements of any Synacor Provider, in which event, Synacor shall provide to Client as much prior notice as is reasonably possible and, if Client objects to such change in writing to Synacor, and such change is nonetheless made by Synacor after such written objection, Client may immediately terminate the Agreement without penalty with respect to the Content provided by such Synacor Provide under such TOU.
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6. Licenses.
(a) Subject to the provisions of the Agreement, Synacor grants to Client during the Term, a limited, non-exclusive, non-transferable (except as permitted under Section 12 of the Agreement), right and license to: (i) transmit and distribute individual copies of the Synacor Sourced Services, solely for purposes of distributing the Synacor Sourced Services to Users located in the United States and Puerto Rico; and (ii) use and utilize such Synacor and Synacor Provider trademarks, logos and other works which are protected by intellectual property rights laws (the “Synacor Properties”) solely in connection with the distribution of Content to Users pursuant to this Agreement. Client expressly agrees that it shall not, and shall not authorize any third party to, duplicate, copy, modify, amend, add to, delete from or otherwise make any change whatsoever in the Synacor Sourced Services in violation of any rights of a Synacor Provider or otherwise violate any intellectual property rights in the Synacor Sourced Services including, but not limited to, copyrights of third parties therein. For the avoidance of doubt, Client shall not be liable for any duplication, copying, modification, amendment, addition to or deletion from, or any other change in any Synacor Sourced Service by a User in violation of any rights of a Synacor Provider, unless Client has affirmatively authorized such User to act in such manner.
(b) Subject to the provisions of the Agreement, Client grants to Synacor during the Term, a limited, non-exclusive, non-transferable, royalty-free right and license to: (i) transmit and distribute individual copies of the Client Content, solely for purposes of distributing the Client Content to Users located in the United States and Puerto Rico; and (ii) use and utilize such Client trademarks, logos and other works which are protected by intellectual property rights laws (the “Client Properties”) solely in connection with the distribution of Content to Users pursuant to this Agreement and solely for purposes of providing the Services. Synacor expressly agrees that it shall not, and shall not permit any third party to, duplicate, copy, modify, amend, add to, delete from or otherwise make any change whatsoever in the Client Content or otherwise violate any intellectual property rights in the Client Content including but not limited to copyrights of third parties therein.
(c) As to individual pieces of Content, the rights and licenses to use such Content as granted herein shall expire upon the expiration or earlier termination of the agreement pursuant to which distribution rights and license to such Content were obtained. Synacor agrees to provide to Client, in writing, as much prior notice as possible regarding the expiration or earlier termination of any agreement affecting any Synacor Sourced Service. Either Party (the “Terminating Party”) shall have the right to terminate this Agreement immediately as to any particular Content upon written notice to the other Party: (i) if the Terminating Party reasonably believes the distribution of such Content exposes it to potential legal liability; or (ii) in the event a Synacor Provider or Client Provider, as the case may be, ceases to operate a site or produce or distribute such Content. Notwithstanding anything in this Paragraph 6(c) to the contrary, Client may cease at any time to offer any or all Content at any time.
7. Proprietary Rights.
(a) Subject to the rights and licenses granted in the Agreement, Synacor (and its licensors, including, but not limited to, the Synacor Providers) retains all right, title and interest in and to all copyrights, trademarks, trade names, logos, patents and other intellectual and proprietary rights in and to the Synacor Sourced Services. No title to or ownership of any Synacor Sourced Services and/or any part thereof is hereby transferred to Client or any third party. Synacor also retains all rights, title and interest in and to Synacor’s Marks. As between Client and Synacor, Client agrees that Synacor is the sole owner of the System, except the Client branding and design elements of the Client Branded Portal, and all technology, software and other intellectual properly used by Synacor in connection with the performance of this Agreement and that Client shall make no claims thereto. Client shall comply with all reasonable requests of Synacor to protect the proprietary rights of Synacor and its licensors.
(b) Subject to the rights and licenses granted in the Agreement, Client (and its licensors, including, but not limited to, the Client Providers) retains all right, title and interest in and to all copyrights, trademarks, trade names, logos, patents and other intellectual and proprietary rights in and to the Client Content. No title to or ownership of any Client Content and/or any part thereof is hereby transferred to Synacor or any third party. Client also retains all rights, title and interest in and to Client’s Marks. Synacor shall comply with all reasonable requests of Client to protect the proprietary rights of Client and its licensors.
(c) All licenses, rights, title, interest and intellectual property rights of any kind in and to the Content are entirely owned by and reserved to the applicable Provider and may be used by the Provider in such manner as the Provider may choose, Without limiting the foregoing, each Party hereby assigns to the applicable Provider all right,
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title and interest in the Content provided by the Provider, together with the goodwill attaching thereto, that may inure to such Party in connection with this Agreement from such Party’s use of such Content. Each Party agrees to execute and deliver to a Provider or the other Party, as requested, any documents reasonably required to register it as a registered user of any Content and to follow any reasonable instructions of a Provider or the other Party as to the use of any Content. Each Party agrees that it will not and will not assist any third party to register or attempt to register any trademark, trade name or other intellectual property right related to any Content or any derivation or adaptation thereof or any work, symbol, design or mark which is so similar thereto as to suggest a relationship with any Provider or affiliate of a Provider. Each Party agrees that it will not, nor will it assist any third party to, challenge the validity or ownership of any patent, copyright, trademark, or other intellectual property registration of any Content. If a Party breaches any provision of this Section, such Party agrees that it will, at its expense, immediately terminate the unauthorized activity and promptly execute and deliver to the other party or a Provider, as requested, such assignments and other documents as reasonably required to transfer to the Provider all rights to the registrations, patents or applications involved.
8. Content Provider Requirements.
(a) Client agrees to utilize the User interfaces or other identification verification methods of the System, as described in the Synacor Specifications, without modification, including, but not limited to, framing or co-branding, unless Client has obtained the prior written consent of Synacor to do otherwise.
(b) Client acknowledges and agrees that the look, feel, size and placement of any Synacor Sourced Services on the User access web pages (and any change or modification thereof), as described in the Synacor Specifications, is subject to Synacor’s approval, which approval shall not be unreasonably conditioned, delayed or withheld, but which, subject to the foregoing, may include terms, conditions and restrictions on the use of such Synacor Sourced Services or which may be withdrawn at any time.
(c) Consumer access to the Content will be included as part of a premium Client Internet service package which may be offered as part of Client’s Internet service or at an additional charge payable by the User. Client will not, at any time during the Term, authorize access to the Synacor Sourced Services by any person via the general Internet or other access method other than through the System.
(d) Neither Synacor nor a Synacor Provider shall have any liability in the event a Synacor Provider exercises its rights to terminate the rights and licenses to use Synacor Sourced Services as provided in Section 6(c) of this Addendum.
(e) Client agrees that Synacor has the right to withdraw all Content upon termination of the Agreement without liability.
(f) Without first obtaining the consent of the other Party, neither Party will: (i) send any interstitials, pop-up windows, or other messages or files to the User during the time in which any Synacor Sourced Services is displayed, or (ii) sell any advertising in, on, or related to any Synacor Sourced Services, including but not limited to banners, buttons, links, streaming audio or streaming video advertisements. Nothing in this Paragraph 8(f) shall limit Client’s ability to place advertising on the Client Branded Portal, including, without limitation, Client’s home page, so long as such advertising is not placed directly in any Synacor Sourced Services screen. In connection with Synacor Sourced Services distributed pursuant to this Agreement, without the prior submission to Synacor of any relevant materials which Synacor may request (including but not limited to web pages) and unless Client has obtained Synacor’s written approval, which approval shall not be unreasonably conditioned, delayed or withheld, Client will not use the name, logo or any of the proprietary marks of any Synacor Provider in any sales, advertising or marketing materials and, once given, any such approval shall continue to be effective provided that Client does not make any material changes to such sales, advertising or marketing materials,
(g) Client and Synacor expressly acknowledge that each Provider is a third party beneficiary to the Agreement solely for purposes of enforcement of the provisions of this Agreement relating to such Provider’s Content and that any Provider may, in its sole discretion, take any and all action, including, but not limited to, commencing any legal action, to enforce its rights pursuant to this Agreement. Each Provider shall have the right to audit the books and records of the Parties solely and directly relating to such Provider’s Content, upon reasonable notice and at its’ expense, not more frequently than quarterly during the term of the Agreement and for a period of one (1) years thereafter and to take extracts from and/or make copies of such records.
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9. Synacor Fees. The Content Access Fees payable by Client to Synacor in connection with the provisions of this Addendum are set forth in Schedule A to the Agreement. The details of each specific Content offering and any additional fees in connection with such Content shall be set forth in separate attachments to this Addendum (each a “Content Attachment”).

SYNACOR, INC.		ACC OPERATIONS, INC. (CLIENT):

By:	/s/ George Chamoun	By:	/s/ Marwan Fawaz

	Name: George Chamoun		Name: Marwan Fawaz
	Title: SVP		Title: CTO/SVP
Date:	7/21/2004	Date:	July 13th, 2004
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